EXHIBIT 23.2

CONSENT OF MOSS ADAMS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8), pertaining to the registration of 4,000,000 shares of common stock of RadNet, Inc., of our report dated April 17, 2007, relating to the consolidated statements of operations, stockholders’ deficit and cash flows and financial statement schedule of RadNet, Inc. and subsidiaries for the two month period ended December 31, 2006, and for the year ended October 31, 2006, included in the Annual Report of RadNet, Inc. (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Los Angeles, California
June 17, 2009